SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material pursuant to §240.14a-12

ECB BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 10, 2026

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ECB Bancorp, Inc. (the “Company”). The annual meeting will be conducted at the Company’s main office, located at 419 Broadway, Everett, Massachusetts 02149, on Wednesday, May 20, 2026 at 4:30 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the annual meeting. Directors and officers of the Company, as well as representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares of Company common stock are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote online or via telephone or to complete and mail a proxy card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Sincerely, /s/Richard J. O'Neil, Jr. Richard J. O’Neil, Jr. President and Chief Executive Officer

419 Broadway

Everett, Massachusetts 02149

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	4:30 p.m., local time, on Wednesday, May 20, 2026

PLACE	The Company’s main office located at 419 Broadway, Everett, Massachusetts 02149

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years;

(2) To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 26, 2026.

PROXY VOTING	It is important that your shares of Company common stock be represented and voted at the meeting. You can vote your shares online or via telephone or by completing and returning a proxy card or voting instruction card. Voting instructions are printed on the notice of internet availability of proxy materials sent to you and are included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS /s/John A. Citrano John A. Citrano Corporate Secretary

Everett, Massachusetts

April 10, 2026

Note: Whether or not you plan to attend the annual meeting, please vote online or via telephone or by marking, signing, dating and promptly returning a proxy card.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ECB Bancorp, Inc. (the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Everett Co-operative Bank (the “Bank”). The annual meeting will be conducted at the Company’s main office, located at 419 Broadway, Everett, Massachusetts 02149, on Wednesday, May 20, 2026 at 4:30 p.m., local time.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 20, 2026

To save significant printing and mailing expenses, the Company is furnishing this proxy statement and its 2025 annual report to stockholders via the Internet according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) for “notice and access” delivery. On April 10, 2026, the Company mailed the notice to all stockholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the notice, stockholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

This proxy statement and the Company’s annual report to stockholders for the year ended December 31, 2025 are available online at https://www.cstproxy.com/ecbbancorp/2026.

VOTING AND PROXY PROCEDURE

Who Can Vote at the Meeting

You are entitled to vote your shares of Company common stock if the records of the Company show that you held your shares as of the close of business on March 26, 2026. If your shares are held in a stock brokerage account or by a bank or other nominees, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares.

As of the close of business on March 26, 2026, 8,777,677 shares of Company common stock were outstanding and entitled to vote. Each share of Company common stock has one vote. The Company’s articles of incorporation generally provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit. However, a majority of the Company’s disinterested directors may approve a stockholder acquiring and voting in excess of 10% of the Company’s outstanding shares before the stockholder acquires any shares in excess of the 10% limit.

Advance Voting Methods

Even if you plan to attend the annual meeting, please vote in advance of the meeting using any one of the following advance voting methods:

•	Visit the website listed on your proxy card/voting instruction card to vote VIA THE INTERNET;

•	Call the telephone number on your proxy card/voting instruction card to vote BY TELEPHONE; or

•	If you received a paper proxy card or voting instruction card, complete, sign, date and return the proxy card or voting instruction card in the enclosed envelope BY MAIL.

Attending the Annual Meeting

If you are a stockholder as of the close of business on March 26, 2026, you may attend the annual meeting. However, if you hold your shares of Company common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are all examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum. A majority of the outstanding shares of Company common stock entitled to vote, represented in person or by proxy, constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares of Company common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of the nominees or withhold votes as to the nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting. The maximum number of directors to be elected at the annual meeting is two. In the election of directors, votes that are withheld will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. In counting votes on this proposal, abstentions and broker non-votes will have no impact on the outcome of the proposal.

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” are not considered “votes cast” and will therefore have no effect on the outcome of any vote taken at the annual meeting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the existence of a quorum.

Effect of Not Casting Your Vote

If you hold your shares of Company common stock in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1).

Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Voting by Proxy

This proxy statement is being provided to you by the Board of Directors of the Company to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you vote online or by telephone, or if you sign, date, and return a proxy card without giving voting instructions, your shares of Company common stock will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director; and

•	“FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your shares of Company common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your shares of Company common stock have been voted at the annual meeting, deliver a later-dated valid proxy or attend the meeting and vote your shares. In addition, if you voted by telephone or via the Internet, you may revoke your vote by following the instructions provided for each. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other nominee. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in the Bank’s Employee Stock Ownership Plan, as Amended

If you are a participant in the Everett Co-operative Bank Employee Stock Ownership Plan, as amended (the “ESOP”), and shares of Company common stock held in the ESOP Trust have been allocated to your ESOP account, you will receive a voting instruction card that reflects all shares you may direct the ESOP trustee to vote under the ESOP.

The ESOP trustee, Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica, is responsible for voting all of the shares of Company common stock held in the ESOP Trust, based on participant instructions. The voting instruction card enables each ESOP participant to direct the ESOP trustee how to vote the shares of Company common stock allocated to the participant’s ESOP account. Unallocated shares and allocated shares for which no timely voting instructions are received, and shares of Company common stock for which a participant elected to abstain from voting, will be voted by the ESOP trustee in the same proportion on each of the proposals as the shares held by participants in the ESOP voted for and against on each proposal for which voting instructions were timely received.

The deadline for returning your ESOP voting instruction card to the ESOP trustee is May 13, 2026.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a corporate governance policy to govern certain of its activities including, but not limited to: (1) the duties and responsibilities of each director; (2) the composition, duties and responsibilities and operation of the Board of Directors; (3) the selection of the Company’s President and Chief Executive Officer; (4) the establishment and operation of Board committees; (5) succession planning; (6) convening executive sessions of independent directors; (7) the Board of Directors’ interaction with management and third parties; (8) the distribution of Board materials in advance of meetings; (9) the review of director compensation; (10) the evaluation of the performance of the Board of Directors and of the President and Chief Executive Officer; and (11) the orientation of new directors and continuing education.

Code of Ethics

The Board of Directors of the Company has adopted a Code of Ethics for Senior Officers for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The code of ethics is available on the Company’s website (www.everettbank.com) under the section of the website captioned “Investor Relations—Governance Documents.”

Board Leadership Structure

Our Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the positions of Chairman of the Board and President and Chief Executive Officer enables the President and Chief Executive Officer to focus on his responsibilities of running the Company and the Bank and expanding and strengthening our franchise while enabling the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and oversight of management. Consistent with this determination, Dennis J. Leonard serves as Chairman of the Board and Richard J. O’Neil, Jr. serves as President and Chief Executive Officer.

Board’s Role in Risk Oversight

A fundamental part of our risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The full Board of Directors’ involvement in helping to set our business strategy is an important aspect of its assessment of management’s tolerance for risk and its determination of the appropriate level of risk for us. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk by providing oversight of the quality and integrity of our financial reporting and internal controls, as well as our compliance with legal and regulatory requirements. Our Compensation Committee reviews our compensation policies and practices to help ensure there is a direct relationship between pay levels and corporate performance and return to stockholders. In addition, at least annually, the Compensation Committee, along with our most senior officer responsible for risk, reviews and assesses the potential risk to the Company from its compensation programs, including any incentive plans, to ensure that such plans, programs and policies do not motivate or incent unnecessary or excessive risk taking. Based on its last review, the Compensation Committee determined that such plans, programs and policies do not motivate or incent unnecessary or excessive risk taking. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our Board of Directors and potential conflicts of interest and also is responsible for review and oversight of our environmental, social and governance policies and activities.

Meetings and Committees of the Board of Directors

The Company and the Bank conduct business through meetings of their Boards of Directors and their committees. The Company’s Board of Directors held twelve regular meetings during the fiscal year ended December 31, 2025, and the Bank’s Board of Directors held twelve regular meetings during the fiscal year ended December 31, 2025. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and the committees on which such director served during the fiscal year ended December 31, 2025.

The following table identifies our standing committees and their members as of March 26, 2026. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent in accordance with the listing standards of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Paul A. Delory
Elizabeth P. Jones	X		X*
Dennis J. Leonard	X	X	X
Richard J. O'Neil Jr
Joseph Sachetta	X*	X	X
Susan Sgroi		X*	X
Maura E. Sullivan, M.D.

Number of Meetings in 2025	19	4	2

*	Denotes Chair of Committee

Audit Committee. The Audit Committee assists the Board of Directors in discharging its duties related to the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications, independence and performance, the performance of our internal audit function, our accounting and financial reporting process and financial statement audits. The Audit Committee meets periodically with our independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters.

The Board of Directors has determined that Joseph Sachetta is an “audit committee financial expert,” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Mr. Sachetta is independent under the listing standards of the Nasdaq Stock Market. The Audit Committee acts under a written charter, a copy of which is available on the Company’s website (www.everettbank.com) under the section of the website captioned “Investor Relations—Governance Documents.”

The report of the Audit Committee appears in this proxy statement under the heading “Proposal 2—Ratification of Independent Registered Public Accounting Firm—Audit Committee Report.”

Compensation Committee. The Compensation Committee approves our compensation objectives and establishes the compensation for the President and Chief Executive Officer and other executives. Our President and Chief Executive Officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Compensation Committee reviews all compensation components for our President and Chief Executive Officer and other highly compensated executive officers’ including base salary, annual incentives, long-term incentives, and other perquisites. In addition to reviewing competitive total compensation market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package.

The Compensation Committee acts under a written charter, a copy of which is available on the Company’s website (www.everettbank.com) under the section of the website captioned “Investor Relations—Governance Documents.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for the annual selection of the Board of Directors’ nominees for election as directors and developing and implementing policies and practices relating to corporate governance. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at our annual meeting of stockholders. When identifying nominees to serve as director, the Nominating and Corporate Governance Committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Nominating and Corporate Governance Committee acts under a written charter, a copy of which is available on the Company’s website (www.everettbank.com) under the section of the website captioned “Investor Relations—Governance Documents.”

Minimum Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation and a requirement that the candidate have not been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: contributions to the range of talent, skill and expertise appropriate for the Board; financial, regulatory and business experience; knowledge of the banking and financial services industries; familiarity with the operations of public companies and ability to read and understand financial statements; familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations; personal and professional integrity, honesty and reputation; ability to represent the best interests of the stockholders of the Company and the best interests of the Bank; ability to devote sufficient time and energy to the performance of his or her duties; independence; current equity holdings in the Company; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. In its consideration of diversity, the Nominating and Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and that has a diverse set of skills and experience with respect to management and leadership, vision and strategy, accounting and finance, business operations and judgment, industry knowledge and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by the Bank. The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominees and the contributions he or she would make to the Board.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation for a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.

As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the Company’s 2025 annual meeting of stockholders.

Insider Trading Arrangements and Policies

The Company has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of the Company’s common stock by directors, officers, employees and the Company itself that have been reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards of the Nasdaq Stock Exchange. A copy of the policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Anti-Hedging Policy

The Company maintains an Anti-Hedging Policy that provides that directors and executive officers are prohibited from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Company stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Company stock. In addition, under the Company’s insider trading policy, directors and executive officers are generally prohibited from pledging Company stock as collateral for any loan or holding Company stock in a margin account. The Board of Directors may approve an exception to this policy for a pledge of Company stock as collateral for a loan from a third party (not including margin debt) where the borrower clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. The Board of Directors has not approved any such exception to its policy.

Stock Ownership Guidelines

On November 19, 2025, the Board adopted the ECB Bancorp, Inc. Stock Ownership Guidelines which become effective on January 1, 2026. These stock ownership guidelines are for our NEOs and non-employee directors (the “Covered Individuals”). The guidelines expect that the Covered Individuals will own at least a specified value of the Company’s common stock within five years after the later of when the person becomes a Covered Individual or January 1, 2026. The securities that count toward satisfaction of the guidelines are shares of common stock, owned directly or indirectly and unvested shares of restricted stock or stock units. The current recommended minimum values are five times annual base salary for Mr. O’Neil, three times annual base salary for the other NEOs, and $100,000 for each non-employee director.

Recoupment/Clawback Policy

The Company maintains a Recoupment/Clawback Policy that is designed to enable the Company to recoup erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy is defined to comply with, and to be interpreted in a manner consistent with, Section 10D of the Securities Exchange Act of 1934, as amended, SEC Rule 10D-1 and Nasdaq Listing Rule 5608. Under the policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recoup erroneously awarded incentive-based compensation previously paid to the Company’s executive officers in accordance with the terms of the policy. Furthermore, under the policy, the Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded incentive-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company is presently composed of seven members, all of whom are independent under the current listing standards of the Nasdaq Stock Market, except for Richard J. O’Neil, Jr. and Paul A. Delory. Mr. O’Neil is not deemed independent because he is an executive officer of the Company. Mr. Delory is not deemed independent because of fees paid to his law firm in connection with loan closings for which the Bank is the lender.

In determining the independence of the Company’s directors, the Board of Directors considered relationships between the Company, the Bank and our directors and officers in addition to those relationships which are required to be reported under “Other Information— Transactions With Related Persons” below, including loans and deposit accounts that our directors maintain at the Bank.

The Board of Directors is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. As a result, stockholders will elect two directors to each serve a term of three years at the annual meeting. The nominees for election to serve a three-year term are Joseph Sachetta and Susan Sgroi, each of whom are current directors of the Company and the Bank.

Unless you indicate on your proxy card that your shares should not be voted for certain directors, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board Directors knows of no reason why any nominee might be unable to serve.

Information regarding the nominees and the directors of the Company continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2025 and the indicated period of service as a director includes service as a director of the Bank. Based on their respective experiences, qualifications, attributes, and skills set forth below, the Board of Directors has determined that each current director and nominee should serve as a director.

The Board of Directors recommends that you vote “FOR” the election of all nominees.

Nominees for Election as Directors

Nominees for a Three-Year Term:

Joseph Sachetta was the founding member of Sachetta, LLC, a full-service wealth and tax advisory firm based in Lynnfield, Massachusetts. Mr. Sachetta is a certified public accountant as well as a certified financial planner.

Mr. Sachetta’s educational and professional experience assists the Board of Directors with assessing the Company’s and the Bank’s accounting practices and tax matters. Additionally, his contacts in the greater Boston market and the local community make him a valuable resource for the Board of Directors and for the Company and the Bank. Age 67. Director since 1994.

Susan Sgroi has served as Executive Vice President for Human Resources and Information Technology at Eversource Energy since January 2024. Prior to that time, Ms. Sgroi was Executive Vice President and Chief Human Resource Officer for Blue Cross Blue Shield of Massachusetts, the largest private health plan in Massachusetts and one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country. Age 61. Director since 2020.

Ms. Sgroi’s significant experience, having worked for over 35 years in human resources for large corporations, provides the Board of Directors with valuable knowledge and experience in compensation and benefits, organizational effectiveness, culture change, talent management and capability development, mergers and acquisitions, general corporate governance matters and leadership coaching across multiple businesses and geographies. Ms. Sgroi has a proven track record of aligning strategic and business objectives with organizational and workforce strategies.

Directors Continuing in Office

The following directors have terms ending in 2027:

Paul A. Delory is a practicing attorney and is the founder and principal of the Law Office of Paul A. Delory, a law firm headquartered in Everett, Massachusetts, which specializes in residential and commercial real estate, business law and land use planning. Mr. Delory has been a practicing attorney for over 45 years. Age 75. Director since 1997.

Mr. Delory’s experience and knowledge in his areas of concentration as well as his extensive contacts in the local community make him a valuable resource for the Board of Directors and for the Company and the Bank.

Elizabeth P. Jones is retired. From 1999 through her retirement in 2015, Ms. Jones served as President and Chief Executive Officer of the Bank. Prior to joining the Bank, Ms. Jones had decades of executive management experience with BayBank, during that institution’s substantial growth period, and eventually was employed by BankBoston. Age 75. Director since 2000.

Ms. Jones’ extensive experience in the banking industry brings to the Board of Directors detailed institutional knowledge as well as significant regional retail banking and business development experience.

Richard J. O’Neil, Jr. is the President and Chief Executive Officer of the Company and the Bank. He has served as President and Chief Executive Officer since 2016. Mr. O’Neil is a member of the Massachusetts Bar and served as a Director and outside General Counsel of the Bank prior to assuming the position of President and Chief Executive Officer. Mr. O'Neil also serves on the Board of Directors of the Massachusetts Bankers Association. Age 68. Director since 1997.

Mr. O’Neil’s experience provides the Board of Directors with a perspective on the day-to-day operations of the Company and the Bank and assists the Board of Directors in assessing opportunities and developments in the financial institutions industry. Over his legal and banking career, Mr. O’Neil has developed an extensive network of clients and customers which help to support our business development.

The following directors have terms ending in 2028:

Dennis J. Leonard retired as President and Chief Executive Officer of Delta Dental of Massachusetts in March 2023. Prior to his appointment as Chief Executive Officer of Delta Dental of Massachusetts, he had served as President of Delta Dental of Massachusetts since 2011. Prior to these appointments, Mr. Leonard served in many senior leadership roles such as Chief Sales Officer, Regional President and Vice President of Sales & Marketing. Age 70. Director since 2016.

Mr. Leonard provides the Board of Directors with extensive executive experience in the areas of business development, general corporate governance and public relations. Mr. Leonard serves on the boards of several regional non-profit charitable organizations. He also serves as a trustee of Merrimack College.

Maura E. Sullivan, M.D. is a practicing Primary Care Pediatrician and serves as President of Pediatrician, Inc. a pediatrics practice located in Winchester, Massachusetts. Dr. Sullivan is an active staff pediatrician at Winchester Hospital and serves as a Clinical Associate in Pediatrics at Massachusetts General Hospital. Dr. Sullivan holds a Certification from the American Board of Pediatrics. Age 61.

Dr. Sullivan’s business experience, contacts and outstanding reputation in the local community make her a valuable resource for the Board of Directors and for the Company and the Bank.

Executive Officers Who Are Not Also Directors

John A. Citrano is our Executive Vice President and Chief Operating Officer. He joined the Bank in 2019 and is responsible for the leadership, direction and management of the operations of the Company and the Bank. Prior to joining the Bank, from 2011 until 2019, Mr. Citrano served as the Executive Vice President and Chief Financial Officer for Belmont Savings Bank. Mr. Citrano has over 35 years of experience in the financial services industry, with more than 20 years as a senior level executive. Age 62.

John Migliozzi is our Executive Vice President and Chief Lending Officer, positions he has held since January 2022. Prior to joining the Bank, Mr. Migliozzi served as Executive Vice President and Senior Lender for East Boston Savings Bank. Mr. Migliozzi was employed with East Boston Savings Bank for 23 years where he was responsible for overseeing its commercial and residential real estate portfolios. Mr. Migliozzi has over 40 years of experience in the financial services industry and his responsibilities include general oversight of our loan portfolio, including credit quality, loan yield and portfolio growth. Age 68.

Brandon N. Lavertu has served as our Executive Vice President and Chief Financial Officer since July 2024. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Lavertu had served as Senior Vice President and Chief Accounting Officer of the Company since its organization in March 2022 and had served as Senior Vice President and Chief Accounting officer of the Bank since December 2021. Mr. Lavertu has 13 years in banking having served as the controller for Cambridge Savings Bank for two years and for seven years he served as the head of finance and accounting at Belmont Savings Bank. Prior to that he was a manager at Ernst & Young LLP serving financial institution clients. Mr. Lavertu is a certified public accountant registered in the Commonwealth of Massachusetts. Age 44.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, the Audit Committee will consider other independent registered public accounting firms. In addition, if the ratification of the independent registered public accounting firm is approved by stockholders at the annual meeting, the Audit Committee may also consider other independent registered public accounting firms in the future if it determines that such consideration is in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

Change in Independent Registered Public Accounting Firm

On January 16, 2024, Baker Newman & Noyes LLC informed the Company that it would decline to stand for re-appointment as the Company’s independent registered public accounting firm for the audit of the fiscal year ending December 31, 2024 as a result of its decision to exit its banking public company audit practice.

The reports of Baker Newman & Noyes LLC on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2023, 2022 and 2021 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2023 and 2022, and in the interim period from January 1, 2024 through January 16, 2024, (i) there were no disagreements between the Company and Baker Newman & Noyes LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Baker Newman & Noyes LLC, would have caused Baker Newman & Noyes LLC to make reference to such disagreements in its report on the consolidated financial statements for such years; and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of SEC Regulation S-K).

On March 11, 2024, the Company engaged Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and to review the Company's financial statements for the second and third fiscal quarters of 2024. Baker Newman & Noyes LLC reviewed the Company's financial statements for the first fiscal quarter of 2024. The engagement of Wolf & Company, P.C. to serve as the Company’s independent registered public accounting firm was recommended by the Company’s Audit Committee and was approved by the Company’s Board of Directors.

Other than as described in the next paragraph, during the Company’s fiscal years ended December 31, 2023 and 2022, and during the subsequent interim period preceding the engagement of Wolf & Company, P.C., the Company did not consult with Wolf & Company, P.C. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Wolf & Company, P.C. concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of SEC Regulation S-K.

During the fiscal years ended December 31, 2023 and 2022, Wolf & Company, P.C. provided lease accounting, income tax provision and Current Expected Credit Losses (CECL) modeling services to the Company. In approving the selection of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2024, the Audit Committee and the Board of Directors considered these services previously provided by Wolf & Company, P.C. and concluded that such services would not adversely affect the independence of Wolf & Company, P.C.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2025 and 2024 for services provided by Wolf and Company, P.C.

	2025	2024

Audit Fees (1)	$248,500	$225,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	25,400	22,700
All Other Fees	—	—

(1)

Includes fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by Wolf and Company, P.C. in connection with statutory and regulatory filings and engagements.

(2)	Includes fees billed for non-audit professional services rendered during each fiscal year.

(3)	Includes fees billed for professional services rendered for tax compliance.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

During the year ended December 31, 2025, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm all communications required by generally accepted accounting standards.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the accounting firm’s independence from the Company and its management. In concluding that the accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission. The Audit Committee has appointed, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Audit Committee of the Board of Directors of ECB Bancorp, Inc.

Joseph Sachetta (Chair)

Dennis J. Leonard

Elizabeth P. Jones

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the year ended December 31, 2025. These individuals, together with the principal executive officer, are the Company's “named executive officers.”

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Compensation	All Other Compensation (1)	Total
Richard J. O'Neil, Jr.	2025	$520,234	$-	$-	$272,000	$63,412	$855,646
President and Chief Executive Officer	2024	486,200	-	-	250,000	57,451	793,651
John A. Citrano	2025	$307,294	$-	$-	$153,180	$88,605	$549,079
Executive Vice President and Chief Operating Officer	2024	295,475	-	-	132,931	80,433	508,839
John Migliozzi	2025	$318,318	$-	$-	$191,647	$92,040	$602,005
Executive Vice President and Chief Lending Officer	2024	303,160	-	-	136,273	83,188	522,621

(1)

Details of the amounts reported in “All Other Compensation” for fiscal 2025 are provided in the table below. All perquisites, which, in the aggregate, were less than $10,000 for each individual were excluded from “All Other Compensation.”

	401(k) Plan Contributions	ESOP Allocations	Automobile Allowance	Life Insurance Premiums	Deferred Compensation Plan (a)	Total All Other Compensation
Richard J. O'Neil, Jr.	$28,000	$20,364	$12,000	$3,048	$-	$63,412
John A. Citrano	24,566	20,364	-	1,584	42,091	88,605
John Migliozzi	25,442	20,364	-	3,048	43,186	92,040

(a)	Represents the Bank contributions made to the Deferred Compensation Plan for the benefit of Mr. Citrano and Mr. Migliozzi.

Annual Incentive Plan

The Everett Co-operative Bank Annual Incentive Plan (the “AIP”) provides that for each performance period (January 1 through December 31), there is an aggregate bonus pool established by the Board of Directors. The aggregate bonus pool is the sum of the bonus targets of all AIP participants. After the end of each performance period, the Compensation Committee determines the percentage of the target aggregate bonus pool that will be available for payouts, if any, based on the satisfaction of the Bank performance metrics as compared to target. Each performance metric is calculated independently. Results between threshold and target and target and maximum are interpolated. No payouts are made under the AIP if the Bank does not achieve 85% of its target pre-provision net revenue for the applicable performance period. The following chart notes the performance metrics and weightings for the 2025 Performance Period (January 1, 2025 through December 31, 2025):

Pre-provision net revenue	30%
Net charge-offs	15%
Efficiency ratio	15%
Loan growth	20%
Strategic initiatives	20%

Based on Bank performance, the aggregate bonus pool can be funded between 0% and 150% of target. Following the Compensation Committee's review of the Bank’s 2025 performance under the metrics noted above, the aggregate bonus pool for the 2025 AIP was established at 145% of target.

Each AIP participant is assigned a threshold, target and maximum incentive opportunity, which is expressed as a percentage of the participant’s base salary and based on the participant’s position and responsibilities at the Bank and designated tier under the AIP. Payouts under the AIP may be interpolated between threshold and target, as well as target and maximum. The following chart sets forth the 2025 AIP incentive opportunities for our named executive officers:

	Threshold	Target	Maximum
Richard J. O’Neil, Jr.	17.5%	35.0%	52.5%
John Citrano	15.0%	30.0%	45.0%
John Migliozzi	15.0%	30.0%	45.0%

For purposes of determining the individual AIP payouts for 2025, the Compensation Committee reviewed Mr. O’Neil’s performance and considered the performance reviews conducted by Mr. O’Neil for the other named executive officers. See "Summary Compensation Table—Non-Equity Incentive Compensation” for the 2025 AIP payouts to our named executive officers.

2023 Equity Incentive Plan

On September 7, 2023, the stockholders of the Company approved the ECB Bancorp, Inc. 2023 Equity Incentive Plan (the “2023 Equity Plan”). The purpose of the 2023 Equity Plan is to (i) align the interests of the Company’s stockholders and the recipients of awards under the 2023 Equity Plan by increasing the economic interest of the recipients in the Company’s growth and success; (ii) advance the interests of the Company by attracting and retaining employees, non-employee directors and service providers of the Company and its affiliates; (iii) encourage participants to act in the long-term best interests of the Company and its stockholders; and (iv) serve as an integral part of the Company’s compensation philosophy. The 2023 Equity Plan is administered by the Compensation Committee. Employees, non-employee directors of the Boards of Directors of the Company and the Bank and service providers of the Company and the Bank are eligible for selection by the Compensation Committee for the grant of awards under the 2023 Equity Plan.

The 2023 Equity Plan provides for the grant of restricted stock, restricted stock units, non-statutory stock options, and incentive stock options, any or all of which can be granted with performance-based or time-based vesting. All equity awards granted in 2023 vest at a rate of 20% per year over a five-year period, subject to continuous service with the Bank. However, in the event an award recipient dies or becomes permanently disabled, or the award recipient’s service with the Bank is terminated in connection with a change in control, all unvested equity awards fully vest.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each of our named executive officers as of December 31, 2025:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Richard J. O'Neil, Jr.	10/31/2023	67,400	101,098	$10.12	10/31/2033	—	—
	10/31/2023	—	—	—	—	40,439	$703,234
John A. Citrano	10/31/2023	37,444	56,166	$10.12	10/31/2033	—	—
	10/31/2023	—	—	—	—	22,466	$390,684
John Migliozzi	10/31/2023	37,444	56,166	$10.12	10/31/2033	—	—
	10/31/2023	—	—	—	—	22,466	$390,684

(1)	Options vest in five equal annual installments commencing on October 31, 2024.
(2)	Shares of restricted stock vest in five equal annual installments commencing on October 31, 2024.
(3)	Based on the Company’s closing stock price of $17.39 on December 31, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards

While the Company does not have formal policy or obligation that requires it to grant or award equity-based compensation on a specific date, the Compensation Committee and the Board of Directors have a historical practice of not granting stock options to executive officers during closed quarterly trading windows as determined under the Company’s insider trading policy. Consequently, the Company has not granted, and does not expect to grant, any stock options to any named executive officers within four business days preceding the filing with the SEC of any report on Forms 10-K, 10-Q or 8-K that discloses material non-public information. The Compensation Committee and the Board of Directors do not take material non-public information into account when determining the timing of equity awards and do not time the disclosure of material non-public information to impact the value of executive compensation.

Employment Agreement

The Bank and the Company maintain a three year employment agreement with Richard J. O’Neil, Jr. that will expire on December 21, 2028, unless otherwise extended. At least 60 days prior to each anniversary date during the term of employment agreement (December 21st), the Company and the Bank must conduct a comprehensive performance evaluation of Mr. O’Neil and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the Company and the Bank determine not to extend the term of the agreement, Mr. O’Neil must receive at least 30 days’ notice, but not more than 60 days’ notice, prior to the applicable anniversary date. If a change in control occurs during the term of the employment agreement, the term of the agreement will automatically renew for two years from the effective date of the change in control.

The employment agreement provides that the Compensation Committee will review Mr. O’Neil’s base salary at least annually. The Committee may recommend to the Board of Directors that Mr. O'Neil's base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers) during the term of the agreement. In addition to receiving a base salary, Mr. O’Neil participates in any bonus programs and benefit plans that are made available to other Bank executives and receives a monthly automobile allowance of $1,000. The employment agreement also provides that Mr. O’Neil will be reimbursed for all reasonable business expenses incurred in performing his duties.

In the event Mr. O’Neil voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of (i) his earned and unpaid base salary as of his termination date and (ii) his earned and unpaid annual bonus and long-term incentive compensation as of his termination date (his “Accrued Obligations”).

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive his Accrued Obligations and his base salary for the remaining term of the agreement. In addition, Mr. O’Neil is entitled to continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following his termination date or his procurement of health insurance coverage under another plan.

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of Mr. O’Neil’s resignation for “good reason,” in either case within 24 months following a change in control, he will receive his Accrued Obligations, along with a single lump sum cash payment equal to three times the sum of his base salary and average cash bonus earned during the three years preceding the change in control. In addition, Mr. O’Neil will be provided continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following his termination date or his procurement of health insurance coverage under another plan. In the event continued coverage is not available under the plans or applicable law, Mr. O’Neil will receive a lump sum cash payment equal to the total cost of COBRA coverage for 18 months.

Mr. O’Neil’s employment agreement provides for a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made.

To the extent that a payment is made or a benefit is paid by the Bank under Mr. O’Neil’s employment agreement, the same payment or benefit will not be paid by the Company.

For purposes of the employment agreement, “good reason” includes (i) a material reduction in Mr. O’Neil’s authority, duties or responsibilities, (ii) a material reduction in his base compensation (other than one that is part of an overall adjustment affecting all or substantially all of the Bank’s executives), (iii) a relocation of his principal place of employment by more than 25 miles from the Bank’s main office location; or (iv) a material breach of the employment agreement by the Bank or Company.

Should Mr. O’Neil become disabled during the term of the employment agreement, following a separation from service, he will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by the Bank. In the event Mr. O’Neil dies while employed by the Bank, his beneficiaries will receive the Accrued Obligations plus any benefit payable under the group-term life insurance program sponsored by the Bank. His beneficiary will also receive a death benefit under the Survivor Benefit Plan.

Upon Mr. O’Neil’s retirement, he will be entitled to benefits under any retirement plans to which he is a party but shall not be entitled to any amount or benefits under the employment agreement.

Upon any termination of employment that would entitle Mr. O’Neil to a severance payment, Mr. O’Neil will be required to adhere to one-year non-competition and non-solicitation covenants.

Change in Control Agreements

The Bank maintains change in control agreements with Messrs. Citrano and Migliozzi that provide for annual extensions of an additional year following a comprehensive performance evaluation of each executive by the Chief Executive Officer. The Company acts as a guarantor of the payments due under these change in control agreements. The change in control agreement with Mr. Citrano has a three-year term, which will expire on December 21, 2028, unless otherwise extended and Mr. Migliozzi’s change in control agreement is for a two-year term, which will expire on December 21, 2027, unless otherwise extended. If the Bank determines not to extend the term of the change in control agreements following a review of each executive’s job performance, the Bank must notify the executive at least 30 days, but not more than 60 days, prior to the applicable anniversary date (December 21st) of the change in control agreement.

In the event either executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” (which is defined in the same manner as the term is defined in Mr. O’Neil’s employment agreement), in either event within 24 months following a change in control, the executive will receive his Accrued Obligations (defined the same as in Mr. O’Neil’s employment agreement) plus a severance payment equal to two and one-half times the sum of his base salary and average bonus for the preceding three years. In addition, Messrs. Citrano and Migliozzi will be provided continued coverage under the Bank’s health insurance plans (to the extent permitted by the plans and law) until the earlier of 18 months following the executives’ termination date or procurement of health insurance coverage under another plan. In the event continued coverage is not available under the plans or applicable law, the executives will receive a lump sum cash payment equal to the total cost of COBRA coverage for 18 months.

The change in control agreements provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made.

Supplemental Executive Retirement Plan (SERP I)

The Bank maintains the Everett Co-operative Bank Supplemental Executive Retirement Plan for Mr. O’Neil (“SERP I”) to provide certain tax planning opportunities and supplemental income for Mr. O’Neil upon his retirement, death, or disability. Under SERP I, the Bank will pay Mr. O’Neil a normal retirement benefit beginning the first day of the month following his separation from service on or after his “normal retirement age” of age 67. The normal retirement benefit equals 60% of his “final average compensation,” offset by (i) the employer portion of his social security benefits calculated as of his normal retirement date, (ii) the actuarial equivalent of his 401(k) Plan benefits attributable to employer matching contributions calculated as a single life annuity at his normal retirement date and (iii) the benefits paid under the Bank’s defined benefit pension plan calculated as a 10-year certain and life annuity at his normal retirement date. The Bank will pay the normal retirement benefit under the SERP I in an actuarial equivalent of a 10-year certain and life annuity. For purposes of SERP I, Mr. O’Neil’s “final average compensation” is defined as the average of the salary and bonuses paid during the three years prior to his separation from service. Mr. O’Neil is always 100% vested in his benefits under SERP I. However, he will not receive any benefits under SERP I if his employment terminates for cause (as defined in SERP I).

In the event of Mr. O’Neil’s death before benefit payments begin under SERP I, a death benefit will be calculated in the same manner as the disability benefit but will be paid to Mr. O’Neil’s beneficiary in a lump sum within 90 days of his death. In the event he dies while receiving benefits under SERP I, his beneficiary will receive any remaining payments under SERP I in the same amount and at the same time Mr. O’Neil would have received the benefits had he survived.

In the event of a change in control, Mr. O’Neil will receive a change in control benefit equal to his normal retirement benefit but payable in a lump sum within 90 days of the change in control.

Benefits payable under SERP I upon Mr. O’Neil’s separation from service may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

Deferred Compensation Plan

The Bank maintains a Non-Qualified Deferred Compensation Plan (collectively the “Deferred Compensation Plans”) for each of Messrs. Citrano and Migliozzi. The Deferred Compensation Plans constitute an unfunded, unsecured promise of the Bank to make payments to Messrs. Citrano and Migliozzi or their beneficiaries in the future and shall be a liability solely against the general assets of the Bank. The Deferred Compensation Plans provide that the Bank may make annual contributions on behalf of each executive as of January 1st, based on the prior year’s performance. If a contribution is made, the Bank intends the contribution to be equal to 10% of each executive’s salary and bonus. The Deferred Compensation Plans provide that the Bank may make other contributions to the Deferred Compensation Plans, at its discretion, at other times during the year. Contributions made under the Deferred Compensation Plans earn interest each year at a rate benchmarked to the 10-year Treasury bill as of December 1st of the prior year. Mr. Citrano is currently 20% vested in his benefit under his Deferred Compensation Plan and will continue to vest in his benefit at a rate of 20% per year, so that he will be 100% vested after eight years of participation in the plan. Mr. Citrano’s benefits will become 100% vested upon his death, disability, or a change in control. The Bank may accelerate Mr. Citrano’s vesting schedule in his Deferred Compensation Plan at its discretion. Mr. Migliozzi is fully vested in his Deferred Compensation Plan benefits.

If the executives separate from service with the Bank prior to attaining Normal Retirement Age (67 years of age for Mr. Citrano and 70 years of age for Mr. Migliozzi), the Bank will pay each executive the vested benefit under his Deferred Compensation Plan over 10 years. The benefit payments will begin the first day of the month following the month in which the executives attain Normal Retirement Age. If the executives separate from service on or after attaining age Normal Retirement Age, benefits (payable over ten years) will begin the first day of the month following separation from service.

If the executives experience a separation from service within six months of a change in control, the executives will receive Deferred Compensation Plan benefits in a lump sum within 30 days of the separation from service. In the event of death, each executive’s beneficiary will receive the benefits due under the plan, paid in a lump sum within 30 days of the executive’s death.

Benefits payable to the executives under the Deferred Compensation Plans may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

Survivor Benefit Plan

The Bank maintains the Everett Co-operative Bank Survivor Benefit Plan (the “Survivor Plan”) for the purpose of providing a survivor benefit to the beneficiaries of certain key employees. Under the Survivor Plan, if a participant dies while employed, the Bank will pay the participant’s beneficiary (i) an amount equal to 100% of the participant’s current base salary for one year and (ii) 50% of the participant’s current base salary for each of the four following years. The benefit is payable monthly beginning on the first day of the month following the participants' death. Mr. O’Neil participates in the Survivor Plan. Messrs. Citrano and Migliozzi do not participate in this plan.

401(k) Plan

The Bank participates in the Defined Contribution Plan (Plan A) of The Cooperative Banks Employees Retirement Association ("CBERA"), a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees become participants in the 401(k) Plan after having attained age 21 and completing one month of eligibility service in which they work at least 83 hours of service. All of the named executive officers participate in the 401(k) Plan.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code, to the extent that amount does not exceed 75% of their compensation. In addition to salary deferral contributions, the Bank currently makes matching contributions at the level of 100% of the participant’s salary deferral on the first 7% of the participant’s compensation. The Bank may also make other discretionary contributions to the 401(k) Plan.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after two years of service, so that a participant will become fully vested after completing six years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

Defined Benefit Pension Plan

The Bank participates in the Defined Contribution Plan (Plan C) of CBERA, a tax-qualified defined benefit pension plan for eligible employees (the “Pension Plan”). The Pension Plan was frozen effective as of April 30, 2022. Freezing the Pension Plan eliminated all future participation and benefit accruals; however, the accrued benefits as of April 30, 2022, will remain. Messrs. O’Neil and Citrano have accrued benefits under the Pension Plan. Mr. Miglizzi does not have a benefit under the Pension Plan.

Messrs. O’Neil and Citrano participate in the Pension Plan on the same terms as other employees. The normal retirement benefit formula under the Pension Plan provides for a benefit, payable at age 65 as a lifetime annuity, equal to: (i) 0.75% of a participant’s “final average compensation,” multiplied by total years of service since 1989, plus (ii) 0.50% of the participant’s “ covered compensation,” multiplied by total years of service since 1989. “Final average compensation” is defined as a participant’s highest three consecutive calendar years’ compensation while participating in the plan. “Covered compensation” means the average Social Security Wage Base (as published by the Social Security Administration) during the 35 years prior to the participant’s Social Security retirement date. A participant vested in his or her benefit under the plan at a rate of 20% per year commencing after the completion of two years of credited service, so that the participant becomes 100% vested upon completion of six years of credited service. A participant may elect to retire early under the Pension Plan if he or she attained: (i) age 62; (ii) age 55, with at least 5 years of service or (iii) age 50, with at least 15 years of service.

Employee Stock Ownership Plan, as Amended

The Bank maintains the ESOP for eligible Bank employees. Eligible employees include employees who have attained age 21 and have completed one year of service. Eligible employees enter the ESOP upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period. All of our named executive officers participate in the ESOP.

Each year, in connection with the annual ESOP loan payment, 1/20th of the unallocated ESOP shares held in the ESOP Trust are allocated to participant accounts based on each participant’s proportional share of eligible plan compensation relative to all participants in the ESOP. The record keeper for the ESOP allocates the released shares among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Generally, participants vest in their ESOP benefit at a rate of 20% per year beginning after one year of service, such that the participants will be 100% vested upon completion of five years of credited services. Participants employed by the Bank immediately prior to the Bank’s mutual to stock conversion receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service with the Bank. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

Director Compensation

The following table sets forth for the year ended December 31, 2025 certain information as to the total remuneration we paid to our non-employee directors.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Paul A. Delory	$60,000	$-	$60,000
Elizabeth P. Jones	63,000	-	63,000
Dennis J. Leonard	90,000	-	90,000
Joseph Sachetta	72,000	-	72,000
Susan Sgroi	72,000	-	72,000
Maura E. Sullivan, M.D.	35,000	-	35,000
Marjorie A. White(1)	25,000	-	25,000

(1) Ms. White retired as a director of the Company effective as of May 21, 2025

Director Fees. For the 2025 calendar year, non-employee directors of the Bank received an annual cash retainer of $60,000, except for the Chairman of the Board, who received an annual retainer fee of $90,000. In addition to the annual retainer, the chair of the Audit Committee received an annual committee retainer of $12,000, the chair of the Compensation Committee received an annual committee retainer of $12,000 and the chair of the Nominating and Corporate Governance Committee received an annual committee retainer of $3,000. Mr. O’Neil does not receive fees for his service on the Board of Directors. Each individual who serves as a director of the Bank also serves as a director of the Company. No additional fees were paid in 2025 for attending meetings of the Company Board of Directors or of its committees.

Director Retirement Plan (Formerly known as the Director Deferred Fee Plan). The Bank maintains the Everett Co-operative Bank Director Retirement Plan (the “Director Retirement Plan”). Directors of the Bank who were serving on the Board of Directors of the Bank as of January 1, 2017 became participants in the Deferred Fee Plan as of that date and are fully vested in their benefits under the Deferred Fee Plan. Directors who become participants after January 1, 2017, become 50% vested in their benefits after seven years of Board service and 100% vested after 12 years of Board service. Upon a director’s separation from service from the Board of Directors on or after attaining their normal retirement age, the director will receive an annual benefit for ten years. If a director separates from service prior to the director’s normal retirement age, he or she will receive the vested portion of their benefits in 10 annual installments beginning after their normal retirement age (as if they had separated from service after attaining their normal retirement age). If a director dies prior to separating from service, his or her beneficiary will receive the present value of the benefit within 90 days of the director’s death. If the director dies while benefits are being paid, his or her beneficiary will receive the present value of the remaining payments in a lump sum within 90 days of the director’s death. If a director separates from service within two years of a change in control, the director will receive the present value of their benefits in a lump sum. The normal retirement age and annual benefit for each director is set forth in a schedule to the Director Retirement Plan. The normal retirement age under the Deferred Fee Plan is age 75 for all participating directors. The annual normal retirement age benefit for all participating directors, other than Mr. Sachetta, is $20,000. The annual normal retirement benefit for Mr. Sachetta is $32,500. Mr. O’Neil participates in the Deferred Fee Plan on the same basis as other directors. In December of 2025, the Director Retirement Plan was amended so that effective immediately following the ECB Bancorp, Inc. initial public offering, the Plan shall be frozen to new participation. Only directors serving on the Board of Directors as of the closing of the ECB Bancorp, Inc. initial public offering are eligible to commence participation in the Plan. All of the current directors participate in the Director Retirement Plan other than Ms. Sullivan.

Director Deferred Compensation Plan. The Bank maintains the Everett Co-operative Bank Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”) to allow for certain tax planning opportunities and additional retirement income for directors of the Bank. All non-employee directors are eligible to participate in the Director Deferred Compensation Plan. Under the Director Deferred Compensation Plan, directors may elect to defer the receipt of up to 100% of their director fees. Participants are always 100% vested in their deferred fees and any interest credited to those deferrals. Earnings are credited to a participant’s deferrals each year and are indexed to the highest certificate of deposit rate offered by the Bank on January 1st of each year. The Bank, at its discretion, may instead determine earnings under the Director Deferred Compensation Plan based on certain hypothetical investments. The timing of benefit payments under the Director Deferred Compensation Plan will occur on a fixed date, as elected by the participant or upon a separation from service. Benefits will be paid in either a lump sum or up to three annual installments, as elected by the participant. Benefits may be distributed earlier than normal if a director incurs certain financial hardships. Directors Leonard, Sachetta and Sgroi have deferral accounts in the Director Deferred Compensation Plan.

Retiree Health/Dental Coverage. In connection with their prior employment with the Bank, Director Jones and former Director White, receive retiree insurance coverage through the Massachusetts Bankers Association at no cost to them. The retiree insurance coverage supplements their Medicare coverage.

STOCK OWNERSHIP

The following table provides information as of March 26, 2026 about the persons known to the Company to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)

AllianceBernstein L.P. 501 Commerce Street Nashville, Tennessee 37203	798,265(2)	9.09%

Everett Co-operative Bank Employee Stock Ownership Plan, as Amended 419 Broadway Everett, Massachusetts 02149	725,518	8.27%

(1)	Based on 8,777,677 shares of Company common stock outstanding and entitled to vote as of March 26, 2026.

(2)	Based on a Form 13F filed by AllianceBernstein L.P. with the SEC on February 17, 2026.

The following table provides information as of March 26, 2026 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by those named executive officers of the Company listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the listed individuals has sole voting and investment power with respect to the shares shown.

Name	Shares Owned Directly and Indirectly (1)(2)	Percent of Class (3)
Directors:
Paul A. Delory	35,635	*
Elizabeth P. Jones	58,328	*
Dennis J. Leonard	73,328	*
Richard J. O'Neil Jr	182,742	2.1%
Joseph Sachetta	73,328	*
Susan Sgroi	48,328	*
Dr. Maura Sullivan	6,850	*

Named Executive Officers Who are Not Directors:
John A. Citrano	169,737	1.9%
John Migliozzi	124,379	1.4%

All Directors and Executive Officers as a Group (10 persons)	915,850	10.4%

*	Represents less than 1%

(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if he or she has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from March 26, 2026. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Company common stock.

(2)	This column includes the following:

Name	Shares of Unvested Restricted Stock Held Under the ECB Bancorp, Inc. 2023 Equity Incentive Plan	Shares Allocated Under the Everett Co-operative Bank Employee Stock Ownership Plan
Directors:
Paul A. Delory	6,998	-
Elizabeth P. Jones	6,998	-
Dennis J. Leonard	6,998	-
Richard J. O'Neil Jr	40,439	5,588
Joseph Sachetta	6,998	-
Susan Sgroi	6,998	-
Dr. Maura Sullivan	1,150	-
John A. Citrano	22,466	5,588
John Migliozzi	22,466	2,990

(3)	Based on 8,777,677 shares of Company common stock outstanding and entitled to vote as of March 26, 2026.

Delinquent Section 16(a) Reports

Based solely on its review of copies of the reports the Company has received and written representations provided to it from the individuals required to file Section 16(a) reports, the Company believes that each individual who, at any time during the year ended December 31, 2025, served as an executive officer or director of the Company has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2025.

OTHER INFORMATION

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2025, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2025, and were made in compliance with federal banking regulations.

During 2018, the Bank entered into a lease agreement with an entity owned by our Chief Executive Officer, Richard J. O'Neil, Jr. and his brother David O'Neil, for office space. The initial lease term expired in February 2023 and contained a five-year option to extend, as well as a cancellation clause permitting the Bank to cancel the lease anytime during the initial term with sixty days’ notice. Annual rent is approximately $48,000, payable monthly, not including an annual tenant improvement credit of $18,000 during the original term. The Bank is responsible for a portion of common area charges, as well as other customary leasehold costs. In February of 2022, the lease was amended to replace the five-year option to extend with three options to extend the term of two years, two years and one year. In 2023, the Company executed the two year lease extension option. In August of 2024, the Company extended the lease through 2027. Net annual rental payments amounted to $11,000 for 2026 (through the date of this proxy statement) and amounted to $32,000 and $30,000 for 2025 and 2024, respectively.

In addition, during February 2022, a second lease agreement was entered into with the same related parties for additional office space. The initial lease term expired in February 2023 and contains three options to extend the term of two years, two years and one year. The first two-year option was exercised during 2022. In August of 2024, the Company extended the lease through 2027. Annual rent is approximately $28,000, payable monthly. The Bank is responsible for a portion of common area charges, as well as other customary leasehold costs. Net annual rental payments amounted to $10,000 for 2026 (through the date of this proxy statement) and amounted to $29,000 and $28,000 for 2025 and 2024, respectively.

The Company utilizes the services of a local law firm for loan closings and related matters as well as general corporate legal matters. The firm is owned by David O'Neil, who is the brother of our Chief Executive Officer. Annual fees paid to the law firm for the year ending December 31, 2026 (through the date of this proxy statement) and for the years ended December 31, 2025 and December 31, 2024 were $31,000, $119,000 and $117,000, respectively. Fees paid by the Company for the year ending December 31, 2026 (through the date of this proxy statement) and for the years ended December 31, 2025 and 2024 were $25,000, $78,000 and $67,000, respectively. The other fees were paid by borrowers, or paid by the Company and then reimbursed by borrowers.

The Company also utilizes the services of Director Paul Delory for loan closings and related matters. Annual fees paid to the law firm for the year ending December 31, 2026 (through the date of this proxy statement) and for years ended December 31, 2025 and December 31, 2024 were $94,000, $202,000 and $162,000, respectively. Fees paid by the Company for the year ending December 31, 2026 (through the date of this proxy statement) and for the years ended December 31, 2025 and 2024 were $1,000, $7,000 and $12,000, respectively. The other fees were paid by borrowers, or paid by the Company and then reimbursed by borrowers.

Stockholder Proposals and Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 11, 2026. If next year’s annual meeting is held on a date more than 30 calendar days from May 20, 2027, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that a person may not be nominated for election as a director of the Company unless that person is nominated by or at the direction of the Company’s Board of Directors or by a stockholder who has given appropriate notice to the Company before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given the Company appropriate notice of their intention to bring that business before the meeting. The Company’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to the Company concerning the nature of the new business, the stockholder, the stockholder’s ownership in the Company and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder. A copy of the Company’s Bylaws may be obtained from the Company.

In addition to satisfying the deadlines in the notice provisions of the Company’s Bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under the Bylaws’ provisions must provide the notice required under Rule 14a-19, the SEC’s universal proxy rule, to the Company’s Corporate Secretary no later than March 21, 2027, subject to certain exceptions described in the rule. If next year’s annual meeting is held on a date more than 30 calendar days from May 20, 2027, then such notice must be provided by the 10th day following the day on which public announcement of the date of the 2027 annual meeting is first made by the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to John A. Citrano, Corporate Secretary, ECB Bancorp, Inc., 419 Broadway, Everett, Massachusetts 02149. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee.

Miscellaneous

The Company’s 2025 annual report to stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the annual report may obtain a copy by writing to the Corporate Secretary of the Company. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

To save significant printing and mailing expenses, the Company is furnishing this proxy statement and annual report via the Internet according to the SEC rules for “notice and access” delivery. On April 10, 2026, the Company mailed the notice to all stockholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the notice, stockholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, if you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

205131 ECB Bancorp, Inc. Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 2026

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ECB BANCORP, INC.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 19, 2026.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES SET FORTH IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. Election of Directors (Three-Year Terms):

	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
(1) Joseph Sachetta (2) Susan Sgroi	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

CONTROL NUMBER

Signature__________ **Signature, if held jointly**__________ **Date**________, **2026.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

205131 ECB Bancorp, Inc. Proxy Card Back

2026

The 2026 Proxy Statement and the 2025 Annual Report to Shareholders are available at: https://www.cstproxy.com/ecbbancorp/2026

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ECB BANCORP, INC.

The undersigned appoints the full Board of Directors of ECB Bancorp, Inc., and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of ECB Bancorp, Inc. held of record by the undersigned at the close of business on March 26, 2026 at the Annual Meeting of Stockholders of ECB Bancorp, Inc. to be held on Wednesday, May 20, 2026, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES SET FORTH IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

ECB Bancorp, Inc.

419 Broadway
Everett, Massachusetts 02149

Dear Participant:

As a participant in the *Everett Co-operative Bank Employee Stock Ownership Plan* (the "ESOP"), you are entitled to direct Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica (the "ESOP Trustee"), how to vote the shares of ECB Bancorp, Inc. (the "Company") common stock allocated to your ESOP Account on proposals presented at the ECB Bancorp, Inc. 2026 Annual Meeting of Stockholders to be held on May 20, 2026 (the "Annual Meeting"). The Annual Meeting Proxy Statement includes the proposals that you may vote on at the Annual Meeting. On behalf of the Board of Directors of the Company, enclosed with this letter are the following documents:

- Annual Meeting Notice and Proxy Statement;
- Company Annual Report to Stockholders; and
- ESOP Voting Instruction Card

In accordance with the terms of the ESOP, you may use the ESOP Voting Instruction Card to direct the ESOP Trustee how to vote all shares of Company stock allocated to your ESOP Account as of March 26, 2026 (the "ESOP shares). All shares of Company common stock allocated to ESOP participants' accounts will be voted as directed by the ESOP participants, so long as timely instructions from the participants are received by the ESOP Trustee. Unallocated shares of Company common stock held in the ESOP Trust, allocated shares of Company common stock for which the ESOP Trustee has received no voting instructions, and Company common stock for which a Participant votes "ABSTAIN" will be voted in the same proportion as the ESOP Trustee votes the allocated shares of Company common stock for which it receives timely instructions from ESOP participants.

Please vote online or via telephone, or complete and sign the attached ESOP Voting Instruction Card and return it in accordance with the instructions set forth nu the ESOP Voting Instruction Card. The ESOP Trustee must receive your instructions by May 13, 2026. Your vote will remain confidential.

Sincerely,

205131 ECB Bancorp, Inc. ESOP Card Front

YOUR VOTING INSTRUCTIONS ARE IMPORTANT. PLEASE VOTE TODAY.

Provide your voting instructions by Internet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ECB BANCORP, INC.

Your Internet vote authorizes the ESOP Trustee to vote your shares allocated under the ESOP in the same manner as if you marked, signed and returned your voting instruction card by mail. Voting instructions must be received by 11:59 p.m., Eastern Time, on May 13, 2026.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your voting instruction card. Have your voting instruction card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your voting instruction card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE VOTING INSTRUCTION CARD IF YOU ARE PROVIDING VOTING INSTRUCTIONS ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES SET FORTH IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. Election of Directors (Three-Year Terms):

	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
(1) Joseph Sachetta (2) Susan Sgroi	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

CONTROL NUMBER

Signature__________ **Name of ESOP Participant**__________ **Date**________, **2026.**

Note: The undersigned acknowledges receipt from the Company prior to the execution of this voting instruction card of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company's 2025 Annual Report on Form 10-K.

205131 ECB Bancorp, Inc. ESOP Card Back

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

ESOP VOTING INSTRUCTION CARD

ECB BANCORP, INC.

REQUEST FOR VOTING INSTRUCTIONS IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby directs Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica (the "ESOP Trustee"), as trustee of the Trust established under the Everett Co-operative Bank Employee Stock Ownership Plan (the "ESOP"), to vote all shares of common stock of ECB Bancorp, Inc. (the "Company") that are allocated to the account of the undersigned pursuant to the ESOP, at the Annual Meeting of Stockholders to be held at the Company's main office located at 419 Broadway, Everett, Massachusetts 02149, on Wednesday, May 20, 2026 at 4:30 p.m., local time, and at any and all adjournments thereof.

All shares of Company common stock allocated to ESOP participants' accounts will be voted by the ESOP Trustee as directed by the ESOP participants, so long as timely instructions from the participants are received by the ESOP Trustee. Unallocated shares of Company common stock held in the ESOP Trust, allocated shares of Company common stock for which the ESOP Trustee has received no voting instructions, and Company common stock for which a Participant votes "ABSTAIN" will be voted by the ESOP Trustee in the same proportion as the ESOP Trustee votes the allocated shares of Company common stock for which it receives timely instructions from ESOP participants.

(Continued and to be marked, dated and signed, on the other side)